UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2019
SONOCO PRODUCTS COMPANY
Commission File No. 001-11261

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
No par value common stock	SON	New York Stock Exchange, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant's Business and Operations

Item 1.02	Termination of a Material Definitive Agreement.

On July 17, 2019, the Board of Directors (the “Board’) of Sonoco Products Company (“Sonoco” or the “Company”) approved the termination of the Sonoco Pension Plan for Inactive Participants, a tax-qualified defined benefit plan (the “Inactive Plan”), effective September 30, 2019. This action was taken following the Company’s voluntary contributions to its U.S. defined benefit pension plans in May 2019 totaling $190 million, which increased the funded status of the Inactive Plan to approximately 97 percent.
In addition, the Board authorized the Company to take the following steps over the next several months to prepare for the termination of the Inactive Plan, including:

•
Prepare and execute any necessary plan amendments and/or restatements regarding the plan termination, including amending the Inactive Plan to provide for a limited lump-sum window for eligible participants;

•
Prepare and file an Application for Determination for Terminating Plan with the Internal Revenue Service for a determination as to the tax-qualified status of the Inactive Plan at the time of termination;

•
Prepare and file all appropriate notices and documents related to the Inactive Plan’s termination and wind-down with the Pension Benefit Guaranty Corporation (the “PBGC”), the U.S. Department of Labor, the Internal Revenue Service, the trustee, and any other appropriate parties.

In 2020, after receiving approval from the IRS and the PBGC, and following completion of the limited lump-sum offering, the Company will make an additional cash contribution in order to fully fund the Inactive Plan on a plan termination basis, followed by the purchase of annuity contracts to transfer its remaining liabilities under the Inactive Plan. These additional cash contributions are expected to range between $75 million and $125 million. However, the actual amount of this cash contribution requirement will depend upon the nature and timing of participant settlements, as well as prevailing market conditions. In addition, the Company expects to recognize non-cash pension settlement charges totaling between $525 million and $575 million upon settlement of the obligations of the Inactive Plan.

The termination of the Inactive Plan will apply to participants who have separated service from Sonoco and to nonunion active employees who no longer accrue pension benefits. There is no change in the benefit earned by the approximately 11,000 impacted participants as a result of these actions, and the Company will continue to manage the Sonoco Pension Plan (the "Active Plan"), comprised of approximately 600 active participants who continue to earn benefits in accordance with a flat-dollar multiplier formula.

By law, the Company has the right to change the effective date of the Inactive Plan termination or to revoke its decision to terminate the Inactive Plan, but it has no intent to do so at this time.

On July 17, 2019, the Company issued a news release announcing the Board's approval of the termination of the Inactive Plan effective September 30, 2019. A copy of that release is attached hereto as Exhibit 99.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99
Registrant's news release dated July 17, 2019, announcing the approval by Sonoco's Board of Directors of the termination of the Sonoco Pension Plan for Inactive Participants effective September 30, 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: July 17, 2019	By: /s/ Julie C. Albrecht
Julie C. Albrecht
Vice President and Chief Financial Officer